Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Vical Incorporated:

We consent to the incorporation by reference in the Registration Statements (No. 33-60826, No. 33-60824, No. 33-81602, No. 33-81600, No. 33-87972, No. 333-30181, No. 333-80681, No. 333-60293, No. 333-66254, No. 333-97019, and No. 333-107581) on Form S-8 of Vical Incorporated of our report dated February 6, 2004, except as to the third paragraph of Note 13, which is as of March 4, 2004, with respect to the balance sheets of Vical Incorporated as of December 31, 2003 and December 31, 2002 and the related statements of operations, stockholders’ equity, and cash flows for the two-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Vical Incorporated.

/s/ KPMG LLP
San Diego, California
March 5, 2004